Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE:	August 13, 2010

For more information:

Media Relations

MediaRelations@nortel.com

Nortel Reports Financial Results for the Second Quarter 2010

•

Through the creditor protection process, Nortel has now sold substantially all of its businesses generating approximately $3.2 billion in net proceeds for the benefit of its creditors, and preserving 13,000 jobs for employees with the purchasers of the businesses

•	Cash position as at June 30, 2010 reflects restructuring progress
•

Focus remains on maximizing value for stakeholders, including the provision of transition services to purchasers, assessing strategic alternatives to maximize value of Nortel’s extensive intellectual property portfolio, sale of remaining assets, wind down of global operations, ongoing cost reduction, and other significant restructuring matters

Financial Presentation and Q2 2010 Results

The presentation of financial results continues to be significantly impacted by accounting conclusions resulting from developments in the creditor protection process. The second quarter loss of $1.5 billion includes non-cash charges of $1.4 billion related to a change in accounting for the EMEA Subsidiaries. Further, the presentation and accounting changes may make comparisons to prior periods less meaningful.

•	EMEA subsidiaries accounted for as an investment using the cost method as of June 1, 2010 resulting in non-cash charges of $1.4 billion
•	Financial results of the EMEA Subsidiaries no longer included in Nortel’s consolidated financial results after May 31, 2010
•

Consolidated cash balance as of June 30, 2010 was $1.7 billion, which excluded EMEA Subsidiaries cash of $829 million (no longer included in consolidated results) and restricted cash of $3.2 billion of primarily divestiture proceeds

•	Second quarter consolidated revenues of $145 million, which excluded $93 million related to discontinued operations
•	Excluded EMEA Subsidiaries revenues of $65 million up to May 31, 2010
•

Completed the divestitures of the CVAS business to GENBAND and LGN joint venture to Ericsson in the second quarter and recorded gains of $196 million in continuing operations and $53 million in discontinued operations, respectively

TORONTO—Nortel* Networks Corporation [OTC: NRTLQ] announced its results for the second quarter 2010. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.

As previously announced, beginning with January 14, 2009 (being the date that Nortel commenced its creditor protection proceedings), Nortel accounted for the results of its Europe, Middle East and Africa (EMEA) Subsidiaries by the equity method of accounting in its consolidated results. As of May 31, 2010, Nortel determined that it no longer had significant influence over the operating and financial policies of the EMEA Subsidiaries primarily due to the significance of the completed business divestitures. As a result, Nortel accounted for the EMEA Subsidiaries as an investment using the cost method as of June 1, 2010. The fair value of the EMEA Subsidiaries investment was determined to be nil, resulting in a charge in the second quarter of approximately $760 million due the recognition in income of pension charges previously deferred in shareholders’ equity and of intercompany payables offset by the write-off of the net liabilities of the EMEA Subsidiaries. A related charge of approximately $650 million was recorded to reflect Nortel’s guarantees of the U.K. pension funding. Commencing June 1, 2010, the financial results of the EMEA Subsidiaries are no longer included in Nortel’s financial results.

As a result of the divestitures of: (1) the Code Division Multiple Access (CDMA)/LTE Access and Enterprise Solutions (ES) businesses in the fourth quarter of 2009; (2) the Optical Networking and Carrier Ethernet, and Global System for Mobile communications (GSM)/GSM for Railways (GSM-R) businesses in the first quarter of 2010; and (3) the Carrier VoIP and Application Solutions (CVAS) business in the second quarter of 2010, only the residual contracts related to those businesses were included in the respective reportable segments. The Metro Ethernet Networks (MEN) reportable segment also continued to include the multiservice switching products and related services (MSS) business.

The ES and LGN businesses were presented as Discontinued Operations while the other residual businesses were presented as Continuing Operations. Except in the Segment Revenues section, the discussion below relates to Results from Continuing Operations under U.S. GAAP and excludes the financial results of the EMEA Subsidiaries. Notwithstanding the change in accounting for the EMEA Subsidiaries as an investment using the cost method, Nortel continues to manage its business segments globally. The financial information in the Segment Revenues section includes the results of the EMEA Subsidiaries for the entire second quarter within each segment, but does not include the results of discontinued operations. Therefore, in order to reconcile the financial information for the business segments discussed below to Nortel’s consolidated financial information, the net financial results of the EMEA Subsidiaries must be removed.

Financial Summary

Nortel’s overall financial performance in the second quarter of 2010 was impacted by the sale of the businesses.

•

Revenues in the second quarter of $145 million, with declines year over year in all segments and in all regions. These revenues excluded second quarter revenues related to the EMEA Subsidiaries of $65 million up to May 31, 2010 and $93 million related to discontinued operations.

•	Gross margin of 4.1 percent in the second quarter, a decrease of 42.4 percentage points from the year ago quarter.

•	SG&A expense in the second quarter of $135 million, flat from the year ago quarter. SG&A expense in the second quarter excluded $45 million up to May 31, 2010 related to the EMEA Subsidiaries.

•

R&D expense in the second quarter of $21 million, a decrease of 88.3 percent from the year ago quarter. R&D expense in the second quarter excluded $1 million up to May 31, 2010 related to the EMEA Subsidiaries.

•

Consolidated cash balance as of June 30, 2010 was $1.7 billion, compared to $1.9 billion at March 31, 2010. Consolidated cash balance excluded the EMEA Subsidiaries cash of $829 million no longer included in Nortel’s consolidated balance sheet as of May 31, 2010.

Segment Revenues

Segment revenues from continuing operations were $237 million in the second quarter of 2010 compared to $1.3 billion for the second quarter of 2009, reflecting a reduction of 81.1 percent primarily as a result of the business divestitures.

Segment Revenues B/(W)

	Q2 2010	YoY
Wireless Networks (WN)	$47	(94%)
Carrier VoIP and Application Solutions (CVAS)	89	(45%)
Metro Ethernet Networks (MEN)	97	(71%)
Other	4	33%

Total Segment Revenues from Continuing Operations	$237	(81%)

Discontinued Operations *	$95	(87%)

*	Includes revenues related to the discontinued operations of the EMEA Subsidiaries

Discontinued operations revenues in the second quarter of 2010 were $95 million, a decrease of 87 percent compared with the year ago quarter. ES revenues were $7 million, a decrease of 99 percent as a result of the divestiture of the ES, NGS and DiamondWare businesses in the fourth quarter of 2009. LGN revenues were $88 million, a decrease of 56 percent compared with the year ago quarter mainly related to volumes related to its 3G wireless products in the second quarter of 2009 not repeated to the same extent in 2010.

In the third quarter of 2010, Nortel’s reportable segments will be: WN, consisting of residual CDMA and GSM/GSM-R contracts; MEN, consisting of the MSS business and residual contracts not included in the sale to Ciena; and CVAS, consisting of residual contracts not included in the sale to GENBAND.

Gross Margin

Gross margin declined to 4.1 percent of revenues in the second quarter of 2010 compared to 46.5 percent for the second quarter of 2009, primarily as a result of the business divestitures. Gross margin was also impacted by the ongoing costs related to delivery of the transition services agreements, the recovery of which is recorded in other operating income.

Operating Expenses

Operating Expenses B/(W)

	Q2 2010	YoY
SG&A	$135	0%
R&D	21	88%

Total Operating Expenses	$156	51%

A focus on reducing costs, and the business divestitures resulted in lower operating expenses compared to the year ago quarter. Operating expenses were $156 million in the second quarter of 2010 compared to $316 million for the second quarter of 2009. Operating expenses were also impacted by a change in methodology resulting in ceasing of the allocation of certain SG&A expenses related to corporate overhead costs to R&D expense and cost of revenues.

SG&A expense was $135 million in the second quarter of 2010, compared to $135 million for the second quarter of 2009. SG&A expense was flat primarily as a result of the change in allocation methodology described above. SG&A expense in the second quarter excluded $45 million of expense related to the EMEA Subsidiaries (up to May 31, 2010).

R&D expense was $21 million in the second quarter of 2010, compared to $181 million for the second quarter of 2009, which reduction was a result of the reasons described above. R&D expense in the second quarter excluded $1 million of expense related to the EMEA Subsidiaries (up to May 31, 2010).

Net Loss

The Company reported a net loss in the second quarter of 2010 of $1.5 billion compared to a net loss of $274 million in the second quarter of 2009.

The net loss included reorganization costs of $1.4 billion, interest expense of $75 million and other expense of $28 million, partially offset by other operating income of $96 million comprised primarily of billings under transition services agreements, $41 million in income tax recovery and earnings from discontinued operations of $35 million related primarily to a gain on the divestiture of NNL’s interest in LGN. The $1.4 billion in reorganization costs primarily related to the impact of accounting for the EMEA Subsidiaries as an investment using the cost method of $763 million, guarantees related to the funding of the U.K. defined benefit pension plan of $634 million and asset impairments of $113 million, partially offset by gains on the divestiture of the CVAS business of $196 million. Other expense of $28 million was comprised primarily of a currency exchange loss of $44 million partially offset by rental income of $16 million.

The net loss in the second quarter of 2009 of $274 million included a loss from discontinued operations of $119 million, $167 million equity in net loss of the EMEA Subsidiaries, interest expense of $74 million, and reorganization items of $58 million.

Cash

The consolidated cash balance as of June 30, 2010 was $1.7 billion and restricted cash was $3.2 billion primarily related to the business divestiture proceeds, compared to a consolidated cash balance of $1.9 billion and restricted cash of $2.7 billion primarily related to the divestiture proceeds as of March 31, 2010. The decrease in the consolidated cash balance was primarily due to cash used in operating activities of $110 million, cash used in financing activities of $78 million primarily related to dividends paid by subsidiaries to non controlling interests, cash used in investing activities of $53 million, which included proceeds from sales of businesses largely offset by proceeds from those sales recorded as restricted cash, and a net unfavorable foreign exchange impact of $14 million. The consolidated cash balance excluded the EMEA Subsidiaries’ cash of $829 million no longer included in Nortel’s consolidated balance sheet as of May 31, 2010.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

* * * * * *

About Nortel

For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

About Nortel

Certain statements in this press release may contain words such as “could”, “expects”, “may”, “should”, “will”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. Nortel’s assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following: (i) risks and uncertainties relating to the Creditor Protection Proceedings including: (a) risks associated with Nortel’s ability to: stabilize the business and maximize the value of Nortel’s businesses; obtain required approvals and successfully consummate pending and future divestitures; ability to satisfy transition services agreement obligations in connection with divestiture of operations; successfully conclude ongoing discussions for the sale of Nortel’s other assets or businesses; develop, obtain required approvals for, and implement a court approved plan; resolve ongoing issues with creditors and other third parties whose interests may differ from Nortel’s; generate cash from operations and maintain adequate cash on hand in each of its jurisdictions to fund operations within the jurisdiction during the Creditor Protection Proceedings; access the EDC Facility given the current discretionary nature of the facility, or arrange for alternative funding; if necessary, arrange for sufficient debtor-in-possession or other financing; continue to have cash management arrangements and obtain any further required approvals from the Canadian Monitor, the U.K. Administrators, the French Administrator, the Israeli Administrators, the U.S. Creditors’ Committee, or other third parties; raise capital to satisfy claims, including Nortel’s ability to sell assets to satisfy claims against Nortel; maintain R&D investments; realize full or fair value for any assets or business that are divested; utilize net operating loss carryforwards and certain other tax attributes in the future; avoid the substantive consolidation of NNI’s assets and liabilities with those of one or more other U.S. Debtors; operate Nortel’s business effectively under the new organizational structure, and in consultation with the Canadian Monitor, and the U.S. Creditors’ Committee and work effectively with the U.K. Administrators, French Administrator and Israeli Administrators in their respective administration of the EMEA businesses subject to the Creditor Protection Proceedings; continue as a going concern; actively and adequately communicate on and respond to events, media and rumors associated with the Creditor Protection Proceedings that could adversely affect Nortel’s relationships with customers, suppliers, partners and employees; retain and incentivize key employees and attract new employees as may be needed; retain, or if necessary, replace major suppliers on acceptable terms and avoid disruptions in Nortel’s supply chain; maintain current relationships with reseller partners, joint venture partners and strategic alliance partners; obtain court orders or approvals with respect to motions filed from time to time; resolve claims made against Nortel in connection with the Creditor Protection Proceedings for amounts not exceeding Nortel’s recorded liabilities subject to compromise; prevent third parties from obtaining court orders or approvals that are contrary to Nortel’s interests; reject, repudiate or terminate contracts; and (b) risks and uncertainties associated with: limitations on actions against any Debtor during the Creditor Protection Proceedings; the values, if any, that will be prescribed pursuant to any court approved plan to outstanding Nortel securities and, in particular, that Nortel does not expect that any value will be prescribed to the NNC common shares or the NNL preferred shares in any such plan; the delisting of NNC common shares from the NYSE; and the delisting of NNC common shares and NNL preferred shares from the TSX; and (ii) risks and uncertainties relating to Nortel’s business including: the sustained economic downturn and volatile market conditions and resulting negative impact on Nortel’s business, results of operations and financial position and its ability to accurately forecast its results and cash position; cautious capital spending by customers as a result of factors including current economic uncertainties; fluctuations in foreign currency exchange rates; any requirement to make larger contributions to defined benefit plans in the future; a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding; the sufficiency of workforce and cost reduction initiatives; any negative developments associated with Nortel’s suppliers and contract manufacturers including Nortel’s reliance on certain suppliers for key optical networking solutions components and on one supplier for most of its manufacturing and design functions; potential penalties, damages or cancelled customer contracts from failure to meet contractual obligations including delivery and installation deadlines and any defects or errors in Nortel’s products; significant competition, competitive pricing practices, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; a failure to protect Nortel’s intellectual property rights; any adverse legal judgments, fines, penalties or settlements related to any significant pending or future litigation actions; failure to maintain integrity of Nortel’s information systems; and changes in regulation of the Internet or other regulatory changes.

For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.

Note that Nortel will not be hosting a teleconference/audio webcast to discuss second quarter 2010 results.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Operations (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues:
Products	$116	$934	$406	$1,717
Services	29	75	101	146

	145	1,009	507	1,863

Cost of revenues
Products	130	517	371	992
Services	9	23	33	51

	139	540	404	1,043

Gross profit	6	469	103	820
	4.1%	46.5%	20.3%	44.0%
Selling, general and administrative expense	135	135	301	353
Research and development expense	21	181	103	401

Management operating margin	(150)	153	(301)	66
	-103.4%	15.2%	-59.4%	3.5%

Amortization of intangible assets	—	(1)	—	(1)
Gain on sale of businesses and assets	1	(16)	3	(16)
Other operating expense (income)—net	(96)	8	(156)	(3)

Total operating expenses	61	307	251	734

Operating earnings (loss)	(55)	162	(148)	86
Other income (expense)—net	(28)	6	32	(40)
Interest expense
Long-term debt	(75)	(74)	(150)	(149)
Other	—	—	—	(1)

Earnings (loss) from operations before reorganization items, income taxes, equity in net earnings of associated companies and Equity Investees	(158)	94	(266)	(104)
Reorganization items—net	(1,387)	(58)	(891)	(66)

Earnings (loss) from operations before incomes taxes and equity in net earnings of associated companies and Equity Investees	(1,545)	36	(1,157)	(170)
Income tax benefit (expense)	41	(17)	33	(13)

Earnings (loss) from continuing operations before equity in net earnings of associated companies and Equity Investees	(1,504)	19	(1,124)	(183)
Equity in net earnings (loss) of associated companies—net of tax	—	1	(1)	(1)
Equity in net loss of Equity Investee (a)	(30)	(167)	(50)	(289)

Net loss from continuing operations	(1,534)	(147)	(1,175)	(473)
Net earnings (loss) from discontinued operations—net of tax (b)	35	(119)	33	(294)

Net loss	(1,499)	(266)	(1,142)	(767)
Income attributable to noncontrolling interests	(5)	(8)	(7)	(14)

Net loss attributable to Nortel Networks Corporation	$(1,504)	$(274)	$(1,149)	$(781)

Average shares outstanding (millions)—Basic	499	499	499	499
Average shares outstanding (millions)—Diluted	499	499	499	499

Basic and diluted earnings (loss) per common share—continuing operations	($3.09)	($0.31)	($2.37)	($0.98)
Basic and diluted earnings (loss) per common share—discontinued operations	$0.07	($0.24)	$0.07	($0.59)

Total basic and diluted earnings (loss) per common share	($3.02)	($0.55)	($2.30)	($1.57)

(a)	Nortel had determined that, as of the Petition Date, the presentation of the Equity Investees under the equity method of accounting was more appropriate based on the conclusion that Nortel exercises significant influence over those entities. The equity method of accounting resulted in the financial position and results of operations of the Equity Investees being presented net on a single line on the balance sheet and statement of operations, respectively, versus being combined gross into each individual line item. As of May 31, 2010, the Equity Investees are accounted for under the cost method of accounting.

(b)	The ES business as well as the shares of NGS and DiamondWare are presented as discontinued operations beginning with the quarter ended September 30, 2009. The LGN business is presented as discontinued operations beginning with the quarter ended June 30, 2010. Accordingly, comparative periods have been recast to give effect for the changes in presentation.

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Balance Sheets (unaudited)

(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$1,668	$1,998
Short-term investments	—	18
Restricted cash and cash equivalents	186	92
Accounts receivable—net	254	625
Inventories—net	53	183
Deferred income taxes—net	—	24
Other current assets	352	348
Assets held for sale	232	272
Assets of discontinued operations	37	148

Total current assets	2,782	3,708

Restricted cash	3,011	1,928
Investments	—	117
Plant and equipment—net	203	688
Goodwill	—	9
Intangible assets—net	—	51
Deferred income taxes—net	—	10
Other assets	147	177

Total assets	$6,143	$6,688

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Trade and other accounts payable	$170	$294
Payroll and benefit-related liabilities	97	128
Contractual liabilities	83	93
Restructuring liabilities	7	4
Other accrued liabilities	227	660
Liabilities held for sale	—	205
Liabilities of discontinued operations	38	53

Total current liabilities	622	1,437

Long-term liabilities
Long-term debt	41	41
Investment in net liabilities of Equity Investees	—	534
Deferred income taxes—net	—	7
Other liabilities	64	226

Total long-term liabilities	105	808

Liabilities subject to compromise	8,589	7,358
Liabilities subject to compromise of discontinued operations	117	129

Total liabilities	9,433	9,732

SHAREHOLDERS’ DEFICIT
Common shares, without par value—Authorized shares: unlimited;	35,604	35,604
Issued and outstanding shares: 498,206,366 as of June 30, 2010 and December 31, 2009 respectively
Additional paid-in capital	3,596	3,623
Accumulated deficit	(43,025)	(41,876)
Accumulated other comprehensive income	(79)	(1,124)

Total Nortel Networks Corporation shareholders’ deficit	(3,904)	(3,773)

Noncontrolling interest	614	729

Total shareholders’ deficit	(3,290)	(3,044)

Total liabilities and shareholders’ deficit	$6,143	$6,688

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Condensed Consolidated Statements of Cash Flows

(U.S. GAAP; Millions of U.S. dollars)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash flows from (used in) operating activities
Net earnings (loss) attributable to Nortel Networks Corporation	$(1,504)	$(274)	$(1,149)	$(781)
Net (earnings) loss from discontinued operations—net of tax	(35)	119	$(33)	$294
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	14	46	36	101
Non-cash portion of cost reduction activities	—	3	—	8
Equity in net earnings of associated companies—net of tax	—	—	1	1
Equity in net (earnings) loss of Equity Investees	30	167	50	289
Share-based compensation expense	—	—	—	73
Deferred income taxes	(11)	7	(6)	7
Pension and other accruals	23	6	53	22
Loss on sales of business and impairment of assets—net	—	(12)	2	(12)
Income (loss) attributable to noncontrolling interests—net of tax	5	8	7	14
Reorganization items—non cash	1,328	58	798	62
Other—net	347	(184)	392	(207)
Change in operating assets and liabilities: Other	(6)	18	4	278

Net cash from (used in) operating activities of continuing operations	191	(38)	155	149
Net cash from (used in) operating activities of discontinued operations	(301)	15	(341)	(52)

Net cash from (used in) operating activities	(110)	(23)	(186)	97

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(2)	(10)	(7)	(19)
Proceeds on disposals of plant and equipment	—	86	—	87
Change in restricted cash and cash equivalents	(408)	(14)	(1,178)	(43)
Decrease in short-term and long-term investments	—	16	24	40
Acquisitions of investments and businesses—net of cash acquired	(1)	—	(2)	—
Proceeds from sales of investments and businesses and assets—net	216	—	970	6

Net cash from (used in) investing activities of continuing operations	(195)	78	(193)	71
Net cash from (used in) investing activities of discontinued operations	142	(2)	167	10

Net cash from (used in) investing activities	(53)	76	(26)	81

Cash flows from (used in) financing activities
Dividends paid, including paid by subsidiaries to noncontrolling interests	—	(6)	(11)	(6)
Decrease in notes payable	—	—	—	(41)
Repayment of capital leases	(1)	(3)	(3)	(5)

Net cash from (used in) financing activities of continuing operations	(1)	(9)	(14)	(52)
Net cash from (used in) financing activities of discontinued operations	(77)	(28)	(77)	(29)

Net cash from (used in) financing activities	(78)	(37)	(91)	(81)

Effect of foreign exchange rate changes on cash and cash equivalents	(14)	44	(1)	10
Reduction of cash and cash equivalents of deconsolidated subsidiaries	(2)	—	(26)	—

Net cash from (used in) continuing operations	(21)	75	(79)	178
Net cash from (used in) discontinued operations	(236)	(15)	(251)	(71)

Net increase (decrease) in cash and cash equivalents	(257)	60	(330)	107
Cash and cash equivalents at beginning of period	1,925	1,683	1,998	2,397
Less cash and cash equivalents of Equity Investees	—	—	—	(761)

Adjusted cash and cash equivalents at beginning of period	1,925	1,683	1,998	1,636

Cash and cash equivalents at end of period	1,668	1,743	1,668	1,743
Less cash and cash equivalents of discontinued operations at end of period	—	(301)	—	(301)

Cash and cash equivalents of continuing operations at end of period	$1,668	$1,442	$1,668	$1,442

NORTEL NETWORKS CORPORATION

(Under Creditor Protection Proceedings as of January 14, 2009)

Consolidated Financial Information (unaudited)

(U.S. GAAP; Millions of U.S. dollars)

Segmented revenues

The following table summarizes our revenue and management operating margin by segment. The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments.

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Segment Revenues
Wireless Networks	$47	$757	$215	$1,325
Carrier VoIP and Application Systems	89	163	243	332
Metro Ethernet Networks	97	333	313	693

Total reportable segments	233	1,253	771	2,350
Other	4	3	8	5

Total segment revenues	237	1,256	779	2,355
Less: Equity Investees revenues—equity method revenues	(63)	(247)	(243)	(492)
Less: Equity Investees revenues—cost method revenues	(29)	—	(29)	—

Total consolidated revenues	$145	$1,009	$507	$1,863

Management Operating Margin
Wireless Networks	$9	$220	$64	$280
Carrier VoIP and Application Systems	(33)	(7)	(41)	(25)
Metro Ethernet Networks	29	27	20	69

Total reportable segments	5	240	43	324
Other	(200)	(166)	(418)	(412)

Total Management Operating Margin	(195)	74	(375)	(88)
	-82.28%	5.89%	-48.14%	-3.74%
Impact of deconsolidation of Equity Investees	(45)	(79)	(74)	(154)
Amortization of intangible assets	—	(1)	—	(1)
Loss on sales of businesses and assets	1	(16)	3	(16)
Other operating expense (income)—net	(96)	8	(156)	(3)

Total operating loss	(55)	162	(148)	86
Other income (expense)—net	(28)	6	32	(40)
Interest expense	(75)	(74)	(150)	(150)
Reorganization items—net	(1,387)	(58)	(891)	(66)
Income tax expense	41	(17)	33	(13)
Equity in net earnings (loss) of associated companies—net of tax	—	1	(1)	(1)
Equity in net earnings (loss) of Equity Investees	(30)	(167)	(50)	(289)

Net earnings (loss) attributable to Nortel Networks Corporation from continuing operations	$(1,534)	$(147)	$(1,175)	$(473)

Geographic revenues The following table summarizes our geographic revenues based on the location of the customer for:
	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues
United States	$71	$674	$311	$1,242
EMEA (a)	1	3	2	2
Canada	6	73	44	156
Asia	51	195	104	319
CALA (b)	16	64	46	144

Total revenues	$145	$1,009	$507	$1,863

(a) Europe, Middle East and Africa

(b) Caribbean and Latin America

Network Solutions revenues

The following table summarizes our revenue by segment. The financial information for our business segments includes the results of the Equity Investees as if they were consolidated, which is consistent with the way we manage our business segments.

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues
Wireless Networks
CDMA solutions	$12	$555	$24	$948
GSM and UMTS solutions	35	202	191	377

	47	757	215	1,325
Carrier VoIP and Application Systems
Circuit and packet voice solutions	89	163	243	332

	89	163	243	332
Metro Ethernet Networks
Optical networking solutions	18	264	173	540
Data networking and security solutions	79	69	140	153

	97	333	313	693
Other	4	3	8	5

Total revenues	$237	$1,256	$779	$2,355